Exhibit 99.1

FOR IMMEDIATE RELEASE

Subject: Nitches, Inc. announces fiscal 2003 results

Contact:	Steve Wyandt Web: http:// www.nitches.com E-mail: ir@nitches.com Phone: (858) 625-2633 (Option # 1: Corporate)

SAN DIEGO, California, November 28, 2003 – Nitches, Inc. (NASDAQ-NICH) announced today its results for the fiscal year ended August 31, 2003. Net sales were $28.4 million versus $29.6 million for fiscal year 2002. The sales decline was the result of a decrease in unit sales in the Company’s sleepwear and western wear lines caused by the general slowdown in the economy continued from fiscal 2002. The Company reported a net loss for the year of $970,000 or $.83 per share, compared to net income of $116,000 or $.10 per weighted average share in fiscal 2002. Approximately half of this loss resulted from markdown allowances taken by retailers. Net loss for fiscal 2003 also reflects a net loss of $236,000, or $.20 per share, derived from the Company’s interest in Designer Intimates, Inc. This loss is a non-cash loss and does not provide a tax benefit to the Company. Net loss was partially offset by the elimination of a deferred tax reserve, which resulted in a $109,000 tax benefit.

        In October 2002, the Company acquired a 28% interest in Designer Intimates, Inc., which owns 100% of NAP, Inc., a New York-based intimate apparel company. Nitches reports any income or loss from the ongoing operation of Designer Intimates using the equity method of accounting, whereby Nitches’ 28% interest in Designer Intimates is reported as a single line item on the Consolidated Statement of Income. For the eleven-month period October through August, the Company recognized a loss from this investment of $236,000. For the same eleven-month period, Designer Intimates had a net loss of $842,000 on sales of $69.2 million.

        As of October 31, 2003, the Company had on-hand unfilled customer orders of $13.4 million as compared to $11.9 million at October 31, 2002, with such orders generally scheduled for delivery by April 2004 and 2003, respectively. The increase in backlog is due to additional orders for the Company’s menswear line, offset partially by a decrease in backlog for the Company’s sleepwear line.

        The amounts reflected in backlog include both confirmed orders and unconfirmed orders that the Company believes, based on industry practice and direct experience, will be confirmed. While cancellations, rejections and returns have generally not been material in the past, due to current U.S. economic uncertainty, the potential for order cancellations and rejections has increased and the ability of the Company to obtain future sales has been impaired. Business conditions in the apparel sector continue to be characterized by weak consumer demand and heavy discounting of merchandise by retailers. In general, retailers have to sell more units in order to achieve sales equal to last year. The Company does not expect significant improvement in business conditions in the apparel sector for the upcoming fiscal year. Because of the Company’s reliance upon a few major accounts, any adverse impact of the weak economy on one or more of these customers could lead to the cancellation of existing orders and/or an inability to secure future orders, which would have a material adverse financial effect on the Company.

10280 Camino Santa Fe • San Diego, California 92121 • www.nitches.com • Fax: 858.625.0746

        Nitches, Inc. is an importer and wholesale distributor of women’s garments, manufactured to specifications primarily in foreign countries. The Company’s shares are traded on the National SmallCap Market under the symbol NICH. Visit our web site at http://www.nitches.com.

        Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include a softening of retailer or consumer acceptance of the Company’s products, pricing pressures and other competitive factors, or the unanticipated loss of a major customer. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

	Fiscal Year Ended August 31,
	2003	2002

Net sales	$28,440,000	$29,589,000
Net income	(970,000)	116,000
Earnings per share	$(0.83)	$0.10
Shares outstanding	1,171,169	1,111,944

## 10280 Camino Santa Fe • San Diego, California 92121 • www.nitches.com • Fax: 858.625.0746